Exhibit10.2

Form of Management Incentive Plan Tied Restricted Share Unit Agreement
for the
Carnival plc 2014 Employee Share Plan
(the Plan)
Grant Agreement - Conditional Right to Receive
This Management Incentive Plan Tied Restricted Share Unit Grant Agreement (the Agreement), shall apply to the grant of Management Incentive Plan Tied Restricted Share Units made to select Executives of Carnival plc (the Company), on [DATE] under the Carnival plc 2014 Employee Share Plan (the Plan).
The Company hereby makes to you a Management Incentive Plan Tied restricted share unit (the MTE RSUs) grant consisting of that number of MTE RSUs set forth in your EquatePlus portfolio, on the terms and conditions set forth in the Plan and this Agreement. In the event of any inconsistency, the rules of the Plan shall take precedence. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.
Nature of Grant
Each MTE RSU comprised in your grant is equivalent to a hypothetical investment in one ordinary share of $1.66 each in the capital of the Company (a Share). Your grant is in the form of a conditional right to acquire the number of Shares equal to the number of MTE RSUs comprised in your grant at a nil cost.
You will have no beneficial interest in any Shares during the Restricted Period.
Restricted Period
Your grant is subject to a Restricted Period. In this case, the Restricted Period on the MTE RSUs shall expire on the second anniversary of the grant date specified in your EquatePlus portfolio (the Grant Date).
Generally, your grant will be forfeited automatically on you ceasing to be an employee of the plc Group (whether lawfully or unlawfully) before the expiry of the Restricted Period. However, upon the termination of your employment with the Combined Group or an Affiliate due to death, Disability or Retirement or as otherwise set forth in subsections (c), (d) and (e) below, the grant shall be released according to the following, unless and until you engage in competition in violation of the Competition and Nondisclosure provisions below:
a)In the event you terminate by reason of death or Disability, the Restricted Period shall lapse on the date of your death or Disability.
b)    In the event you terminate by reason of Retirement, the restrictions shall lapse in accordance with the rules of the Plan.
c)    In the event you voluntarily terminate employment as a direct result of you being diagnosed with a terminal medical condition, the Restricted Period shall lapse on the earlier of your death or the second anniversary of the Grant Date.
d)    In the event a member of the Combined Group or an Affiliate terminates your employment with such company for a reason other than for Cause and other than in the circumstances set forth in subsection (e) below, you shall be deemed to have vested on the date of termination in a number of MTE RSUs equal to the product of (i) the number of MTE RSUs granted multiplied by (ii) a fraction, the numerator of which is the number of days elapsed during the period commencing on the Grant Date through and including the date of termination, and the denominator of which is 1,096, rounded down to the nearest whole MTE RSU, and the remaining unvested portion of the MTE RSUs shall terminate on the date of termination of employment or service. The Restricted Period for these MTE RSUs shall lapse on the second anniversary of the Grant Date.
e)    In accordance with Section 12(a) of the Plan, in the event a member of the Combined Group or an Affiliate terminates your employment with such company other than for Cause upon or within 12 months following a Change in Control, the Restricted Period shall lapse on the date of your termination of employment.
Notwithstanding anything herein to the contrary, but subject to the above, no release of the grant shall be made, and all rights to this grant shall be forfeited, if any of the following events shall occur:
a)    Your employment with the Combined Group or an Affiliate is terminated for Cause. For purposes of this Agreement, “Cause” shall be defined set forth in the Plan;
b)    You voluntarily terminate employment with the Combined Group or an Affiliate prior to Retirement unless such voluntary termination is directly related to death, Disability or you being diagnosed with a terminal medical condition;
c)    You engage in competition, as more particularly described below, either (i) during the term of your employment with the Combined Group or an Affiliate; (ii) following your voluntary termination of employment with the Combined Group or an Affiliate; or (iii) following the employing company’s termination of your employment for any reason; or
d)    You violate the nondisclosure provisions set forth below.
Release of Grant
You will be deemed to have called for the release of your grant on the date on which your grant vests following expiration of the Restricted Period and attainment of the vesting criteria set out in the Restricted Period clause above unless the release of your grant would be prohibited by law, the Model Code for Securities Transactions by Directors of Listed Companies or the Company’s dealing code. In such a case you will be deemed to have called for the release of your grant on the first date following vesting of your grant on which the release of your grant would not be prohibited. This grant may only be settled in Shares.
Dividends
The Compensation Committee has determined that on each occasion on which a dividend is paid in respect of one Share, a notional amount of cash and shares equal to the cash and share dividend paid in respect of one Share will be credited to each MTE RSU comprised in your grant (the Dividend Equivalents). Dividend Equivalents will be withheld by the Company for your account and will be distributed to you in the form of additional Shares on settlement of your grant. If your grant is forfeited, you will have no entitlement to such Dividend Equivalents.
Taxation
You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the Employer), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (Tax-Related Items), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant, including, but not limited to, the grant, vesting or settlement of the grant, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any Dividend Equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the grant to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company or its agent to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the grant either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or (iii) withholding in Shares to be issued upon settlement of the grant.
Notwithstanding the foregoing, if you are an officer subject to Section 16 of the Exchange Act, the Company will not withhold in Shares upon the relevant taxable or tax withholding event other than in the event that U.S. federal tax withholding is required upon lapse of the forfeiture restrictions pursuant to subsections (b), (c) or (d) in the “Restricted Period” section of this Agreement, or if otherwise approved in advance by the Committee or the Board.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested grant, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

Nature of Grant
In accepting the grant, you acknowledge, understand and agree that:

e)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

f)
the grant of your grant is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of MTE RSUs, or benefits in lieu of MTE RSUs, even if MTE RSUs have been granted in the past;

g)	all decisions with respect to future awards or other grants, if any, will be at the sole discretion of the Company;

h)
the grant and your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer, or any member of the Combined Group and its Affiliates and shall not interfere with the ability of the Company, the Employer or any member of the Combined Group and its Affiliates, as applicable, to terminate your employment or service relationship (if any);

i)	you are voluntarily participating in the Plan;

j)	the grant and the Shares subject to the grant, and the income and value of same, are not intended to replace any pension rights or compensation;

k)
the grant and the Shares subject to the grant, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

l)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

m)
no claim or entitlement to compensation or damages shall arise from forfeiture of the grant resulting from the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);

n)
unless otherwise agreed with the Company, the grant and the Shares, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of the Company or any member of the Combined Group and its Affiliates;

o)
unless otherwise provided in the Plan or by the Company in its discretion, the grant, and the benefits evidenced by this Agreement do not create any entitlement to have the grant or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

p)
neither the Company, the Employer or any member of the Combined Group or its Affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the British Pound Sterling that may affect the value of the grant or of any amounts due to you pursuant to the settlement of the grant or the subsequent sale of any Shares acquired upon settlement.

No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other grant grant materials (Data) by and among, as applicable, the Employer, the Company and any member of the Combined Group or its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all grants or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to UBS AG, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the Global Human Resources Department. You authorize the Company, UBS AG and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Global Human Resources Department. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant MTE RSUs or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the Global Human Resources Department.

Finally, upon request of the Company or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future.  You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.
Competition
The services you provide are unique, extraordinary and essential to the business of the Combined Group or its Affiliates, particularly in view of your access to the Combined Group or its Affiliates’ confidential information and trade secrets. Accordingly, in consideration of the grant, you agree that you will not, without the prior written approval of the Board of Directors, at anytime during the term of your employment with the Combined Group or its Affiliates and (except as provided below) for the then remaining duration of the Restricted Period, if any, following the date on which your employment with the Combined Group or its Affiliates terminates, directly or indirectly, within the cruise industry wherever located, engage in any business activity directly or indirectly competitive with the business of the Combined Group or its Affiliates, or serve as an officer, director, owner, consultant, or employee of any organization then in competition with the Combined Group or its Affiliates. In addition, you agree that during such restricted period following your employment with the Combined Group or its Affiliates, you will not solicit, either directly or indirectly, any employee of the Combined Group or its Affiliates, its subsidiaries or division, who was such at the time of your separation from employment hereunder. In the event that this provision should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.
Nondisclosure
You expressly agree and understand that the Combined Group or its Affiliates own and/or control information and material which is not generally available to third parties and which Combined Group or its Affiliates consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the Confidential Information). You acknowledge that each element of the Confidential Information constitutes a unique and valuable asset of Combined Group or its Affiliates, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to Combined Group or its Affiliates and its officers and agents other than in the ordinary course of business. You acknowledge that disclosure of Combined Group or its Affiliates’ Confidential Information to and/or use by anyone other than in Combined Group or its Affiliates’ ordinary course of business would result in irreparable and continuing damage to Combined Group or its Affiliates. Accordingly, you agree to hold the Confidential Information in the strictest secrecy, and covenant that, during the term of your employment with Combined Group or its Affiliates (or any member of the Combined Group or its Affiliates) or at any time thereafter, you will not, without the prior written consent of the Board of Directors, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by himself or by any third parties, except in effecting your duties for Combined Group or its Affiliates in the ordinary course of business. You agree to keep all such records in connection with your employment as Combined Group or its Affiliates may direct, and all such records shall be the sole and absolute property of Combined Group or its Affiliates. You further agree that, within five (5) days of Combined Group or its Affiliates’ request, you shall surrender to Combined Group or its Affiliates any and all documents, memoranda, books, papers, letters, price lists, notebooks, reports, logbooks, code books, salesmen records, customer lists, activity reports, video or audio recordings, computer programs and any and all other data and information and any and all copies thereof relating to Combined Group or its Affiliates’ business or any Confidential Information.
Notwithstanding the foregoing, nothing in this Agreement prohibits you from voluntarily communicating, without notice to or approval by the Company, with any federal or state government agency about a potential violation of a federal or state law or regulation or to participate in investigations, testify in proceedings regarding the Company's or an Affiliate’s past or future conduct, or engage in any activities protected under whistle blower statutes. Further, pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally, or civilly, liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, you may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, if you file a lawsuit alleging retaliation by the Company or an Affiliate for reporting a suspected violation of the law, you may disclose the trade secret to your attorney and use the trade secret in the court proceeding, if you file any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
Clawback / Forfeiture

(a)
In the case of fraud, negligence, intentional or gross misconduct or other wrongdoing on your part (or any other event or circumstance set forth in any clawback policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) that results in a material restatement of the Company’s issued financial statements, you will (i) forfeit any unvested MTE RSUs and (ii) be required to reimburse the Company for all or a portion, as determined by the Committee in its sole discretion, of any income or gain realized on the settlement of the MTE RSUs or the subsequent sale of Shares acquired upon settlement of the MTE RSUs with respect to any fiscal year in which the Company’s financial results are negatively impacted by such restatement.  You agree to and shall be required to repay any such amount to the Company within 30 days after the Company demands repayment.  In addition, if the Company is required by law to include an additional “clawback” or “forfeiture” provision to outstanding awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or forfeiture provision shall also apply to this Agreement as if it had been included on the Grant Date and the Company shall promptly notify you of such additional provision.  In addition, if you have engaged or are engaged in Detrimental Activity after your employment or service with the Company or its Affiliates has ceased, then, within 30 days after written demand by the Company, you shall return any income or gain realized on the settlement of the MTE RSUs or the subsequent sale of Shares acquired upon settlement of the MTE RSUs.

(b)
For purposes of this Agreement, “Detrimental Activity” means any of the following:  (i) unauthorized disclosure of any Confidential Information or proprietary information of the Combined Group, (ii) any activity that would be grounds to terminate your employment or service with the Combined Group for Cause, (iii) whether in writing or orally, maligning, denigrating or disparaging the Combined Group or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publishing (whether in writing or orally) statements that tend to portray any of the aforementioned persons or entities in an unfavorable light, or (iv) the breach of any noncompetition, nonsolicitation or other agreement containing restrictive covenants, with the Combined Group.  For purposes of the preceding sentence the phrase “the Combined Group” shall mean “any member of the Combined Group or any Affiliate”.
General
The grant is not transferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered, other than in the limited circumstances specified in rule 14(b) of the Plan.
Sale or Transfer of Shares upon Death / Separation from Employment
Following your death or termination of employment or service with the Company and its Affiliates for any reason, you (or your legal representative, if applicable) must provide for all Shares underlying the released grant (including those issued under this Agreement as well as Shares underlying released grants issued under any other similar agreement, whether on account of termination or previously released in connection with the vesting terms of such similar agreement) to be liquidated or transferred to a third party broker no later than six months following the later of (i) your death or the date of termination, as applicable, or (ii) the latest Settlement Date (whether under this Agreement or a similar agreement) occurring following your death or termination. If you (or your legal representative, as applicable) fail to liquidate or transfer the Shares prior to the end of the applicable six month period, the Company is hereby authorized and directed by you to either, in the Company’s discretion: (i) sell any such remaining Shares on your (or your legal representative’s) behalf on the next trading date following the end of such period on which the Company is not prohibited from selling such Shares; or (ii) transfer such Shares to the Company’s stock transfer agent for registration in your (or your legal representative’s) name. The Company will not be responsible for any gain or loss or taxes incurred with respect to the Shares underlying the released grants in connection with such liquidation or transfer.
Compliance with Law
Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the grant prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (SEC) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

Insider Trading/Market Abuse Laws
You may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, the United Kingdom, and your country, which may affect your ability to directly or indirectly, for yourself or a third party, acquire or sell, or attempt to sell, Shares under the Plan during such times you are considered to have “inside information” regarding the Company (as defined by the laws and regulations in the applicable jurisdiction, including the United States, the United Kingdom, and your country of residence), or may affect the trade in Shares or the trade in rights to Shares under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Local insider trading laws and regulations may be the same or different from any Company insider trading policy. You acknowledge that it is your responsibility to be informed of and compliant with such regulations, and you should speak to your personal advisor on this matter.
Foreign Asset/Account, Exchange Control and Tax Reporting
You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends, Dividend Equivalents and the proceeds arising from the sale of Shares) derived from your participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal legal advisor on this matter.
Governing Law
The grant and the provisions of this Agreement are governed by, and subject to, the laws of England. All disputes arising out of or in connection with the rules shall be subject to the exclusive jurisdiction of the courts of England and Wales.
Language
If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Electronic Delivery and Acceptance
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Severability
If any provision of the Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or grant, or would disqualify the Plan or any grant under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or grant, such provision shall be stricken as to such jurisdiction, person or grant and the remainder of the Plan and any such grant shall remain in full force and effect.
Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.
Country-Specific Provisions
The grant shall be subject to the additional terms and conditions set forth in Appendix A for your country, if any. Moreover, if you relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Agreement.
Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan, on the grant and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
This Agreement is notice of your grant under the Plan and should be kept in a safe place.
EXECUTED AND DELIVERED     )
AS A DEED BY CARNIVAL PLC    )
ACTING BY A DIRECTOR        )
AND A DIRECTOR            )
OR THE SECRETARY        )

/s/ Arnold W. Donald	/s/ Arnaldo Perez
Arnold W. Donald, Director	Arnaldo Perez, Secretary

APPENDIX A
Country Specific Information

TERMS AND CONDITIONS
This Appendix A includes additional terms and conditions that govern the grant made to you if you reside in one of the countries listed herein. This Appendix A forms part of the Agreement. These terms and conditions are in addition to, or if so indicated, in place of, the terms and conditions in the Agreement.
If you are a citizen or resident of a country other than the one in which you are currently working, are considered a resident of another country for local law purposes or transfer employment and/or residency between countries after the Grant Date, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to you under these circumstances.
NOTIFICATIONS
This Appendix A also includes information regarding exchange controls, securities laws and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control, securities laws and other laws in effect in the respective countries as of December [YEAR]. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in the grant or when you sell the Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, are considered a resident of another country for local law purposes or transfer employment and/or residency between countries after the Grant Date, the information contained herein may not be applicable in the same manner to you.
Capitalized terms not explicitly defined in this Appendix A but defined in the Agreement or Plan shall have the same definitions as in the Plan and/or the Agreement.
ARGENTINA
TERMS AND CONDITIONS
Nature of Grant. This provision supplements the “Nature of Grant” section of the Agreement:
In accepting the grant, you acknowledge and agree that the grant is made by the Company (not the Employer) in its sole discretion and that the value of any grants or Shares acquired under the Plan shall not constitute salary or wages for any purpose under Argentine labor law, including the calculation of (i) any labor benefits including, but not limited to, vacation pay, thirteenth salary, compensation in lieu of notice, annual bonus, disability, and leave of absence payments, or (ii) any termination or severance indemnities.

If, notwithstanding the foregoing, any benefits under the Plan are considered for purposes of calculating any termination or severance indemnities, you acknowledge and agree that such benefits shall not accrue more frequently than on an annual basis.
NOTIFICATIONS
Securities Law Information. Neither your grant nor the underlying Shares are publicly offered or listed on any stock exchange in Argentina and, as a result, have not been and will not be registered with the Argentine Securities Commission (Comisión Nacional de Valores, CNV). The offer is private and not subject to the supervision of any Argentine governmental authority. Neither this nor any other offering material related to the MTE RSUs, nor the underlying Shares, may be utilized in connection with any general offering to the public in Argentina. Argentine residents who acquire MTE RSUs under the Plan do so according to the terms of a private offering made from outside Argentina.
Exchange Control Information. Exchange control regulations in Argentina are subject to frequent change. You are solely responsible for complying with any applicable exchange control restrictions, approvals, and reporting requirements in connection with the MTE RSUs. You should consult with your personal legal advisor to ensure compliance with the applicable requirements.
Foreign Asset/Account Reporting Information. If you are an Argentine tax resident, you must report any Shares acquired under the Plan and held by you on December 31 of each year on your annual tax return for that year.
AUSTRALIA
NOTIFICATIONS
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act of 1997 (Cth) (the Act) applies (subject to the conditions of the Act).
Australia Offer Document. The offer of the MTE RSUs is intended to comply with the provisions of the Corporations Act 2001, Australian Securities and Investments Commission (ASIC) Regulatory Guide 49 and ASIC Class Order 14/1000. Additional details are set forth in the Offer Document for the Offer of MTE RSUs to Australian Resident Employees.
AUSTRIA
NOTIFICATIONS
Exchange Control Information. If you hold Shares obtained through the Plan outside Austria, you must submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of any given quarter does not meet or exceed €30,000,000 or as of December 31 does not meet or exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports are required. The quarterly reporting deadline is the fifteenth day of the month following the last day of the respective quarter. The annual reporting date is December 31 and the deadline for filing the annual report is January 31 of the following year.
When Shares are sold, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all your accounts abroad meets or exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.

BELGIUM
NOTIFICATIONS
Foreign Asset/Account Reporting Information. You are required to report any security (e.g., Shares under the Plan) or bank accounts (including brokerage accounts) opened and maintained outside Belgium on your annual tax return. In a separate report, you are required to report to the National Bank of Belgium any bank accounts opened and maintained outside Belgium. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbe.be, under the Kredietcentrales / Centrales des crédits caption.
Stock Exchange Tax Information. Beginning January 1, 2017, a stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax likely will apply when Shares acquired under the Plan are sold. You should consult with your tax or financial advisor for additional details on your obligations with respect to the stock exchange tax.
BRAZIL
TERMS AND CONDITIONS
Compliance with Law. By accepting the grant, you agree to comply with applicable Brazilian laws and to report and pay applicable Tax-Related Items associated with the settlement of the grant or the subsequent sale of the Shares acquired under the Plan.
Nature of Grant.  This provision supplements the “Nature of Grant” section of the Agreement:
By accepting the grant, you agree that you are making an investment decision, the Shares will be issued to you only if the vesting conditions are met and any necessary services are rendered by you over the vesting period, and the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to you.
NOTIFICATIONS
Exchange Control Information. If you are resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares acquired under the Plan.
Tax on Financial Transaction (IOF). Cross-border financial transactions relating to the grant may be subject to the IOF (tax on financial transactions). You are solely responsible for complying with any applicable IOF arising from your participation in the Plan. You should consult with your personal tax advisor for additional details.
CANADA
TERMS AND CONDITIONS
Form of Settlement. Notwithstanding any discretion contained in rule 9(g) of the Plan, the grant is payable in Shares only.

NOTIFICATIONS
Securities Law Information. You are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares takes place outside Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the London Stock Exchange).
Foreign Asset/Account Reporting Information. You are required to report any specified foreign property (including MTE RSUs and Shares) on form T1135 (Foreign Income Verification Statement) if the total cost of the specified foreign property exceeds C$100,000 at any time in the year. The form must be filed by April 30 of the following year. MTE RSUs must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because of other specified foreign property you hold. When Shares are acquired, their cost generally is the adjusted cost base (ACB) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if you own other shares, this ACB may have to be averaged with the ACB of the other shares. It is your responsibility to comply with applicable reporting obligations. You should consult with your personal legal advisor to ensure compliance with applicable reporting obligations.
CHINA
TERMS AND CONDITIONS

The following terms and conditions will be applicable to you to the extent that the Company, in its sole discretion, determines that your participation in the Plan will be subject to exchange control restrictions in the People’s Republic of China (PRC), as implemented by the PRC State Administration of Foreign Exchange (SAFE):

Vesting. This provision supplements the “Restricted Period” section of the Agreement:

Notwithstanding anything to the contrary in the Agreement, the grant will not vest and no Shares will be issued to you unless and until all necessary exchange control or other approvals with respect to the grant under the Plan have been obtained from SAFE or its local counterpart (SAFE Approval). In the event that SAFE Approval has not been obtained prior to any date(s) on which the grant is scheduled to vest in accordance with the Vesting Schedule set forth in Appendix A to the Agreement, the grant will not vest until the seventh day of the month following the month in which SAFE Approval is obtained (the Actual Vesting Date). If your Employment terminates prior to the Actual Vesting Date, you shall not be entitled to vest in any portion of the grant and the grant shall be forfeited without any liability to the Company, the Employer or any member of the Combined Group and its Affiliates.

If or to the extent the Company is unable to obtain SAFE Approval, no Shares subject to the MTE RSUs for which SAFE Approval has not been obtained shall be issued. In this case, the Company retains the discretion to settle any MTE RSUs in cash paid through local payroll in an amount equal to the market value of the Shares subject to the MTE RSUs less any Tax-Related Items; provided, however, that in case the Company is able to obtain SAFE Approval with respect to any MTE RSUs, the cash payment for MTE RSUs not covered by the SAFE Approval shall not be made until the initial SAFE Approval has been obtained.

Settlement of MTE RSUs and Sale of Shares. This provision supplements the “Release of Grant” section of the Agreement:

Notwithstanding anything to the contrary in the Plan or the Agreement, to facilitate compliance with PRC exchange control restrictions you agree that any Shares acquired at settlement of the grant may be immediately sold at settlement or, at the Company’s discretion, at a later time (including when you terminate your Employment for any reason). If, however, the sale of the Shares is not permissible under the Company’s insider trading policy, the Company retains the discretion to postpone the issuance of the Shares subject to the vested grant until such time that the sale is again permissible and to then immediately sell the Shares subject to the grant. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of the Shares (on your behalf pursuant to this authorization), and you expressly authorize such broker to complete the sale of the Shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to you in accordance with applicable exchange control laws and regulations and provided any liability for Tax-Related Items has been satisfied. Due to fluctuations in the share price and/or the United States Dollar exchange rate between the settlement date and (if later) the date on which the Shares are sold, the sale proceeds may be more or less than the market value of the Shares on the settlement date (which is the amount relevant to determining your tax liability). You understand and agree that the Company is not responsible for the amount of any loss you may incur and that the Company assumes no liability for any fluctuation in the share price and/or United States Dollar exchange rate.

You further agree that any Shares to be issued to you shall be deposited directly into an account with the Company’s designated broker. The deposited Shares shall not be transferable (either electronically or in certificate form) from the brokerage account. This limitation shall apply both to transfers to different accounts with the same broker and to transfers to other brokerage firms. The limitation shall apply to all Shares issued to you under the Plan, whether or not you continue to be employed by the Company, the Combined Group or one of its Affiliates.

Exchange Control Restrictions. By accepting the grant, you understand and agree that you will be required to immediately repatriate to China the proceeds from the sale of any Shares acquired under the Plan or from any cash dividends paid or such Shares. You further understand that such repatriation of the proceeds may need to be effected through a special exchange control account established by the Company or any Affiliate, and you hereby consent and agree that the proceeds may be transferred to such account by the Company (or its designated broker) on your behalf prior to being delivered to you. You also acknowledge and understand that there may be a delay between the date the Shares are sold and the date the cash proceeds are distributed to you. You further agree to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated broker) to effectuate such transfers.

The proceeds may be paid to you in United States Dollars or local currency, at the Company’s discretion. If the proceeds are paid to you in United States Dollars, you understand that you will be required to set up a United States Dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, (i) you acknowledge that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and (ii) you agree to bear any currency fluctuation risk between the time the Shares are sold or dividends are paid and the time the proceeds are converted to local currency and distributed to you. You agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
FRANCE
TERMS AND CONDITIONS
Consent to Receive Information in English. By accepting the grant, you confirm having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in the English language. You accept the terms of these documents accordingly.

Consentement relatif à l’utilisation de la langue anglaise. En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat) qui ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

NOTIFICATIONS
Foreign Asset/Account Reporting Information. If you retain Shares acquired under the Plan outside France or maintain a foreign bank account, you must report such to the French tax authorities when filing your annual tax return. Failure to comply could trigger significant penalties.
GERMANY
NOTIFICATIONS
Exchange Control Information.  Cross-border payments in excess of €12,500 (including transactions made in connection with the sale of securities) must be reported monthly to the German Federal Bank (Bundesbank). If you make or receive a payment in excess of this amount, you must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) available via Bundesbank’s website (www.bundesbank.de).
HONG KONG
TERMS AND CONDITIONS
Sale Restriction. Shares received at vesting are accepted as a personal investment. In the event that the grant vests and Shares are issued to you (or your legal representatives) within six months of the Grant Date, you (or your legal representatives) agree that the Shares will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the Grant Date.
NOTIFICATIONS
Securities Law Information. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of the Agreement, including this Appendix A, or the Plan, you should obtain independent professional advice. Neither the grant of the grant nor the issuance of Shares upon settlement of the grant constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and members of the Combined Group and its Affiliates. The

Agreement, the Plan and other incidental communication materials distributed in connection with the grant have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and are intended only for the personal use of each eligible employee of the Company or members of the Combined Group and its Affiliates and may not be distributed to any other person.
Nature of Scheme. The Plan is not intended to be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
ITALY
TERMS AND CONDITIONS
Data Privacy.  This provision replaces the “Data Privacy” section of the Agreement in its entirety:
You understand that the Company, the Employer, or any member of the Combined Group and its Affiliates may hold certain personal information about you, including your name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships that you hold in the Company, details of all MTE RSUs or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in your favor (Data), for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You also understand that providing the Company with Data is necessary for the performance of the Plan and that your refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Carnival plc, with its principal operating offices at Carnival House, 100 Harbour Parade, Southampton SO15 1ST United Kingdom, and its representative in Italy is Costa Crociere, Piazza Piccapietra 48, 16121, Genoa, Italy.

You understand that Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. You further understand that the Company, the Employer, and any member of the Combined Group and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company, the Employer, or any member of the Combined Group and its Affiliates may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to a broker or another third party with whom you may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that these recipients may be located in the European Economic Area, or elsewhere, such as the United States. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, you understand that the Company will delete your Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of your Data abroad, including outside the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, ask for rectification of the Data and cease, for legitimate reason, any processing of the Data. Furthermore, you are aware that the Data will not be used for direct marketing purposes. In addition, the Data provided may be reviewed and questions or complaints can be addressed by contacting the Global Human Resources Department.
Plan Document Acknowledgment.  In accepting the grant, you acknowledge that you have received a copy of the Plan and the Agreement, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.
You acknowledge that you have read and specifically and expressly approve the following sections of the Agreement: Restricted Period; Taxation; Nature of Grant; Governing Law; Language and the Data Privacy provisions for Italy included in this Appendix A.
NOTIFICATIONS
Foreign Asset/Account Reporting Information. If you are an Italian resident and hold investments or financial assets outside Italy (e.g., cash, MTE RSUs, Shares) during any fiscal year which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset even if you do not directly hold the investment or asset), you are required to report such investments or assets on your annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if you are not required to file a tax return).

JAPAN
NOTIFICATIONS
Foreign Asset/Account Reporting Information. You are required to report details of any assets held outside Japan as of December 31 (including Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. You should consult with your personal tax advisor to determine if the reporting obligation applies to you and whether you will be required to include details of your outstanding MTE RSUs, as well as Shares, in the report.
KOREA

NOTIFICATIONS

Foreign Asset/Account Reporting Information. If you are a Korean resident, you must declare all of your foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the monthly balance of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency) on any month-end date in a calendar year.  You should consult with your personal tax advisor to determine your personal reporting obligations.
NETHERLANDS
There are no country specific provisions.
SINGAPORE
TERMS AND CONDITIONS
Restrictions on Sale. You agree that, in the event that any portion of the grant vests prior to the six-month anniversary of the Grant Date, you will not sell any Shares acquired at vesting prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (SFA).
NOTIFICATIONS
Securities Law Information.  The grant is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA under which it is exempt from the prospectus and registration requirements under the SFA and is not made to you with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Chief Executive Officer and Director Notification Requirement.  The Chief Executive Officer (“CEO”) and the directors, associate directors or shadow directors1 of a Singapore Subsidiary or Affiliate are subject to certain notification requirements under the Singapore Companies Act.  Specifically, the CEO and directors must notify the Singapore Subsidiary or Affiliate in writing of an interest (e.g., MTE RSUs, Shares, etc.) in the Company or any related company within two business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon vesting / settlement of the grant or when Shares acquired under the Plan are subsequently sold), or (iii) becoming the CEO or a director.
___________________________
1 A shadow director is an individual who is not on the board of directors of the Singapore Subsidiary or Affiliate, but who has sufficient control so that the board of directors of the Singapore Subsidiary or Affiliate acts in accordance with the directions or instructions of the individual.

SPAIN
TERMS AND CONDITIONS
Nature of Grant. The following provision supplements the “Nature of Grant” section of the Agreement:
In accepting the grant, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan.
You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to make grants under the Plan to individuals who may be employees of the Company, the Employer, or any member of the Combined Group and its Affiliates throughout the world. This decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company, the Employer, or any member of the Combined Group and its Affiliates. Consequently, you understand that the grant is made on the assumption and condition that the grant and any Shares issued upon settlement of the grant are not a part of any employment contract (either with the Company or any member of the Combined Group and its Affiliates) and shall not be considered mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.
Further, you understand and agree that, unless otherwise expressly provided for by the Company or set forth in the Agreement, the grant will be cancelled without entitlement to any Shares if you cease to be an eligible Employee for any reason, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree 1382/1985. The Committee, in its sole discretion, shall determine the date when your status as an eligible Employee has terminated for purposes of the grant.
In addition, you understand that this grant would not be made to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of, or right to, the grant shall be null and void.
NOTIFICATIONS
Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant. The Agreement has not been, nor will it be, registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Exchange Control Information. You must declare the acquisition, ownership and disposition of Shares to the Spanish Dirección General de Comercio e Inversiones (the DGCI) of the Ministry of Economy and Competitiveness on a Form D-6.  Generally, the declaration must be made in January for Shares owned as of December 31 of the prior year and/or Shares acquired or disposed of during the prior year; however, if the value of Shares acquired or disposed of or the amount of the sale proceeds exceeds €1,502,530 (or if you hold 10% or more of the share capital of the Company or other such amount that would entitle you to join the Company’s Board of Directors), the declaration must be filed within one month of the acquisition or disposition, as applicable.
In addition, you may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares acquired under the Plan), and any transactions with non-Spanish residents (including any payments of Shares made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.
Foreign Asset/Account Reporting Information. To the extent that you hold rights or assets (e.g., cash or Shares held in a bank or brokerage account) outside Spain with a value in excess of €50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, you are required to report information on such rights and assets on your tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000 or if you transfer or dispose of any previously-reported rights or assets. The reporting must be completed by March 31. Failure to comply with this reporting requirement may result in penalties. Accordingly, you are should consult with your personal tax and legal advisors to ensure that you are properly complying with your reporting obligations.
SWITZERLAND
NOTIFICATIONS
Securities Law Information. The offer of MTE RSUs is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the grant (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (ii) may be publicly distributed nor otherwise made publicly available in Switzerland or (iii) have been or will be filed with, approved or supervised by any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA)).
TAIWAN
NOTIFICATIONS
Securities Law Information. The offer of participation in the Plan is available only for employees of the Company and members of the Combined Group and its Affiliates. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. You may acquire and remit foreign currency (including cash dividends, Dividend Equivalents, proceeds from the sale of Shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.
UNITED KINGDOM
TERMS AND CONDITIONS
Taxation.  This provision supplements the “Taxation” section of the Agreement:

Without limitation to the “Taxation” section of this Agreement, if you are a U.K. tax resident, you will be liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items as and when requested by the Company or any Affiliate or by Her Majesty's Revenue and Customs (HMRC) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and any Affiliate against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).  Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you may not be able to indemnify the Company for the amount of any income tax not collected from or paid by you, in case the indemnification could be considered a loan.  In this case, the income tax not collected or paid may constitute a benefit to you on which additional income tax and National Insurance contributions may be payable.  You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee National Insurance contributions due on this additional benefit, which the Company or the Employer may recover from you by any of the means referred to in this Agreement.
In addition, you agree that the Company and/or the Employer may calculate the income tax to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right you may have to recover any overpayment from HMRC or any applicable tax authority.
Joint Election for Transfer of Employer NICs. As a condition of the MTE RSUs granted hereunder, you agree to accept any liability for secondary Class 1 National Insurance contributions (Employer NICs), which may be payable by the Company or the Employer with respect to the vesting of the MTE RSUs, the issuance of Shares pursuant to the MTE RSUs, the assignment or release of the MTE RSUs for consideration, or the receipt of any other benefit in connection with the MTE RSUs.

Without limitation to the foregoing, you agree to enter into an election (Election), in the form specified and/or approved for such election by HMRC, that the liability for Employer NICs payments on any such gains shall be transferred to you to the fullest extent permitted by law. You further agree to execute such other elections as may be required between you and any successor to the Company and/or the Employer. You hereby authorize the Company and the Employer to withhold such Employer NICs by any of the means set forth in the “Taxation” section of the Agreement.

Your failure to enter into an Election, withdrawal of approval of the Election by HMRC or a joint revocation of the Election by you and the Company or the Employer, as applicable, shall be grounds for the forfeiture and cancellation of the MTE RSUs, without any liability to the Company or the Employer.
UNITED STATES
TERMS AND CONDITIONS
Taxation. This provision supplements the “Taxation” section of the Agreement:
Notwithstanding anything in the Agreement to the contrary, the Company may cause a portion of the MTE RSUs to vest prior to the applicable date set forth in the “Restricted Period” section of this Agreement in order to satisfy any Tax-Related Items that arise prior to the date of settlement of the MTE RSUs; provided that to the extent necessary to avoid a prohibited distribution under Section 409A of the Code, the number of MTE RSUs so accelerated and settled shall be with respect to a number of Shares with a value that does not exceed the liability for such Tax-Related Items.